Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

PRO-DEX ASTROMEC, INC. ("PURCHASER")

AND

ASTROMEC, INC. ("SELLER")

AND

Malcolm D. Glover, Jr., AND M.D. Glover, Inc.

(collectively, the "Seller Shareholders")

DATED

January 5, 2006

-i-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of January 5, 2006, between Pro-Dex Astromec, Inc., a Nevada corporation with offices located at 151 East Columbine Avenue, Santa Ana, California 92707 ("Purchaser"), Astromec, a Nevada corporation with offices located at 2950 Arrowhead Drive, Carson City, Nevada 89706 ("Seller"), and Malcolm D. Glover, Jr., an individual, and M.D. Glover, Inc., a Nevada corporation (collectively, the "Seller Shareholders").

R E C I T A L S

A.       Seller owns and operates an electric motor business (the "Business").

B.        Purchaser desires to acquire from Seller, and the Seller desires to sell to Purchaser, all of the Assets (as defined below) used by Seller in the operation of the Business.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE I
DEFINED TERMS

The following capitalized terms, when used in this Agreement, shall have the meanings set forth below, unless the context clearly indicates otherwise.

1.1              "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

1.2              "Agreement" means this Asset Purchase Agreement.

1.3              "Assets" means all right, title and interest in and to substantially of all of the assets of Seller, including all of its (a) Purchased Personal Property, (b) Intellectual Property and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) personal property leases, subleases and rights thereunder, (d) Purchased Contracts, (e) indentures, mortgages, instruments, security interests, grantees, other similar arrangements and rights thereunder (but only to the extent Seller has any right, title or interest in any of the items listed in this subsection (e)), (f) accounts, notes and other receivables, (g) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, and rights of setoff, (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, similar rights obtained from any governments or any Governmental Authority, (i) books, records, ledgers, files, documents, correspondence, lists, plats, materials, advertising and promotional materials, studies, reports and other printed or written materials, and (j) all goodwill; provided, however, that the Assets shall not include the Excluded Assets.

1.4              "Assignment Agreements" means the assignment agreements in the forms attached as Exhibit B, under which Seller will assign, and Purchaser will assume, all of Seller's right, title and interest in and to all of those Assets which are contracts, agreements, Purchased Intellectual Property, licenses and permits.

1.5              "Assumed Liabilities" means the liabilities set forth on Attachment 1.5, and only the liabilities set forth on Attachment 1.5.  The Assumed Liabilities shall not include any liability of Seller which is not expressly included on Attachment 1.5.  Without limiting the generality of the foregoing, Purchaser is not assuming (i) any liability of Seller for income, transfer, sales, use and other taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income taxes arising because the Seller is transferring the Assets), (ii) any liability of Seller for unpaid taxes of Seller or any other party, (iii) any obligation of Seller to indemnify any person (including any of the shareholders of Seller) by reason of the fact that such person was a director, officer, employee or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity, (iv) any liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, tort, infringement or violation of law, (v) any liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated in this Agreement, (vi) any liability or obligation of Seller under this Agreement or under any other agreement between Seller on the one hand and Purchaser on the other hand created on or after the date of this Agreement or (vii) any liability or obligation resulting from any litigation, arbitration, claim or controversy which Seller or any officer, director, employee or shareholder of Seller was or is currently a party.

1.6              [intentionally deleted]

1.7             "Benefit Arrangements" shall have the meaning set forth in Section 4.16.

1.8             "Bill of Sale" means the bill of sale in the form of attached as Exhibit C, under which Seller will sell, transfer, assign and convey all of its rights, title and interest in and to all of those Assets which are tangible personal property.

1.9             "Business" means the electric motor business owned and operated by Seller.

1.10          "Closing" means the closing of the purchase and sale of the Assets in accordance with this Agreement.

1.11          "Closing Date" means the date on which Closing will take place, as specified in Section 3.1.

1.12          "Closing Date Balance Sheet" shall have the meaning set forth in Section 2.3(a).

1.13          "Closing Date Balance Sheet Difference" shall have the meaning set forth in Section 2.3(b).

1.14          "Code" means the Internal Revenue Code of 1986, as amended.

1.15           "Disclosure Schedule" means the disclosure schedules described in the preamble to Article IV and attached hereto as Exhibit A.

1.16          "Environmental Law" means all applicable laws, permits, or other binding determinations of any Governmental Authority relating to, imposing liability under standards concerning, or otherwise addressing the environment, occupational health or safety, including, but not limited to, rules of common law, the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, the Emergency Plan and Community Right to Know Act of 1986, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Safe Drinking Water Act, the Federal Radon and Indoor Air Quality Research Act, and the Occupational Safety and Health Act, as all such laws or acts have been amended, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments.

1.17           [intentionally deleted]

1.18          "Excluded Assets" means (i) the assets set forth on Attachment 1.18, (ii) any personal property of Seller's shareholders and/or employees on the premises of Seller that is not material to the operation of the Business, (iii) the Seller's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation (provided Purchaser has the right to make copies of such materials), (iv) copies of Seller's books and records necessary for preparation and filing of any tax returns or other documents required by any Governmental Authority (provided Purchaser has the right to make copies of such materials), and (v) any of the rights of Seller under this Agreement or under any other agreement between Seller on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement.

1.19          "Financial Statements" means the Financial Statements of Seller referred to in Section 4.4.

1.20          "Financial Statement Date" shall have the meaning set forth in Section 4.4.

1.21          "Governmental Authority" shall mean any federal, state, local or foreign governmental, administrative or regulatory authority, agency, commission, department, board, bureau, tribunal, court or other body.

1.22          "Hazardous Substance" means any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law.

1.23           "Holdback Amount" shall have the meaning set forth in Section 2.2(b).

1.24           "Indemnified Party" shall have the meaning set forth in Section 7.6(a).

1.25           "Indemnifying Party" shall have the meaning set forth in Section 7.6(a).

1.26           "Independent Accountant" shall have the meaning set forth in Section 2.3(a).

1.27           "Intellectual Property" shall have the meaning set forth in Section 4.15(a).

1.28          "Liabilities" means all indebtedness, claims, liabilities, obligations, responsibilities, losses, damages, judgments, punitive damages, economic damages, treble damages, costs and expenses (including, without limitation, reasonable attorney, expert, engineering and consulting fees and costs and any fees and costs associated with any investigation, feasibility, or remedial action studies or transportation, disposal or other remedial actions), fines, penalties and monetary sanctions, and interest, whether accrued, absolute or contingent, known or unknown, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement or in notes thereto.

1.29           "Losses" means any demand, claims, actions, suits, proceedings, assessments, judgments, awards, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and related costs).

1.30           "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.31            "Pro-Dex" means Pro-Dex, Inc., a Colorado corporation, which owns one hundred percent (100%) of the outstanding capital stock of Purchaser.

1.32            "Purchase Price" means the purchase price to be paid for the Assets in accordance with Section 2.2.

1.33            "Purchase Price Adjustment" shall have the meaning set forth in Section 2.3(b).

1.34            "Purchased Contracts" means all of Seller's agreements and contracts (including, without limitation, those agreements and contracts listed on Schedule 4.8), except those contracts that are Excluded Assets.

1.35            "Purchased Personal Property" means all of Seller's tangible personal property such as machinery, computers, equipment, fixtures and fittings thereon, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs and dies, including but not limited to the tangible personal property which is listed on Attachment 1.35.

1.36            "Purchaser" means Pro-Dex Astromec, Inc., a Nevada corporation, which is a wholly-owned subsidiary of Pro-Dex.

1.37            "Real Property" has the meaning set forth in Section 4.11(a).

1.38            "Real Property Purchase Agreement" means the purchase agreement whereby Purchaser shall purchase certain real property located in Carson City, Nevada, owned by M.D. Glover, Inc., in the form attached hereto as Exhibit D.

1.39          "Restricted Period" shall have the meaning set forth in Section 6.6(a).

1.40          "Restricted Territory" means all states, territories, districts, provinces and commonwealths of the United States, and Canada and throughout the world in which the Seller has conducted any aspect of the Business, and all states, territories, districts and commonwealths of the United States, Canada and throughout the world in which Purchaser conducts its business (including, without limitation, the Business) hereafter.

1.41           [intentionally deleted]

1.42          "Seller" means Astromec, a Nevada corporation.

1.43          "Seller's Knowledge" means the actual knowledge, after reasonable investigation, of any executive officer or director of Seller.

1.44          "Seller Shareholders" means Malcolm D. Glover, Jr., an individual, and M.D. Glover, Inc., a Nevada corporation.

1.45           [intentionally deleted]

1.46          "Third Party Claim" shall have the meaning set forth in Section 7.6(a).

1.47          "Working Capital" means current assets minus current liabilities, excluding any current portion of any long term debt owed to either or both of Malcolm D. Glover, Jr., and/or M.D. Glover, Inc., a Nevada corporation.

ARTICLE II
PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1             Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to Purchaser, all of the Assets at the Closing for the consideration specified in Section 2.2 below, subject to the adjustment in Section 2.3 below.  In addition, at the Closing, Purchaser agrees to assume and become responsible for all of the Assumed Liabilities.  Purchaser will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not specifically included within the definition of Assumed Liabilities.

2.2              Purchase Price.  The Purchase Price for the Assets shall be payable as follows:

(a)                Two Million Seven Hundred Thousand Dollars ($2,700,000), less One Hundred Thousand Dollars ($100,000) (the "Holdback Amount"), in cash to Seller at Closing.

(b)               The Holdback Amount, less any Purchase Price Adjustment due to Purchaser and not paid by Seller in accordance with Section 2.3(b) (if any) and any amount offset by Purchaser pursuant to Section 7.4 (if any), in cash to Seller on the six month anniversary of the Closing Date.

2.3              Purchase Price Adjustment.

(a)                Within five (5) business days after the Closing Date (time being of the essence), Seller shall deliver to Moss Adams LLP (the "Independent Accountant") copies of all documents and materials necessary for the Independent Accountant to prepare a balance sheet of the Seller at and as of the Closing Date (the "Closing Date Balance Sheet") to be delivered to both Purchaser and Seller within sixty (60) days of the Closing Date.  The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principals.  Purchaser shall bear the fees and expenses incurred in the preparation and audit of the Closing Date Balance Sheet.  Both Seller and Purchaser shall work in good faith with the Independent Auditor and provide the Independent Auditor with such additional documents and information, as the Independent Auditor shall reasonably request, in order for the Independent Auditor to deliver the Closing Date Balance Sheet within sixty (60) days of the Closing Date.  The Independent Auditor's determinations as set forth on the Closing Date Balance Sheet shall be conclusive, final and binding upon both Purchaser and Seller.

(b)               The Purchase Price shall be adjusted as follows (the "Purchase Price Adjustment"): The "Closing Date Balance Sheet Difference" shall equal Seller's Working Capital as reflected on the Financial Statements balance sheet minus Seller's Working Capital on the Closing Date Balance Sheet.  In the event the Closing Date Balance Sheet Difference is a negative number, within two (2) business days of receipt of the Closing Date Balance Sheet, Purchaser shall pay to Seller in cash an amount equal to the absolute value of the Closing Date Balance Sheet Difference by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser.  In the event the Closing Date Balance Sheet Difference is a positive number, within two (2) business days of receipt of the Closing Date Balance Sheet, Seller shall pay to Purchaser in cash an amount equal to the Closing Date Balance Sheet Difference by wire transfer of immediately available funds to an account designated in writing by Purchaser to Seller.

2.4              Purchase Price Allocation; Taxes.  The parties agree to allocate the Purchase Price among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached to this Agreement as Attachment 2.4.  Any transfer, documentary, sales, use or other taxes assessed upon or with respect to the transfer of the Assets to Purchaser, and any recording or filing fees with respect thereto, shall be the responsibility of Seller.

ARTICLE III
CLOSING

3.1              Closing Date.  The Closing shall occur at a time convenient to the parties; provided that all conditions to Closing herein set forth will have been satisfied; and further provided that Closing will occur not later than January 5, 2006, (the "Closing Date"), unless the parties agree in writing to an extension of the Closing Date.  Closing shall be deemed effective on the Closing Date at 11:59 p.m. in each time zone in which Assets are located.

3.2              Place of Closing.  Closing will take place at the offices of Robison, Belaustegui, Sharp & Low, 71 Washington Street, Reno, Nevada 89503 or at such other place as the parties may agree in writing.

3.3              Performance by Seller at Closing.  At Closing, the Seller will deliver to Purchaser the following:

(a)                The Assignment Agreements, in the form attached as Exhibit B, duly executed by Seller;

(b)               The Bill of Sale, in the form attached as Exhibit C, duly executed by Seller;

(c)                The Real Property Purchase Agreement, in the form attached as Exhibit D, shall have been previously duly executed by M.D. Glover, Inc. and delivered to Pro-Dex;

(d)               Copies of resolutions of both the board of directors and the shareholders of Seller authorizing and approving this Agreement and all transactions and agreements contemplated hereby, certified by the Secretary of Seller;

(e)                A certificate of the Nevada Secretary of State verifying the good standing of Seller on a date within fifteen (15) days prior to the Closing Date;

(f)                A UCC search report, dated within fifteen (15) days of the Closing Date and certified by the Nevada Secretary of State, which verifies the representations set forth in Section 4.12; and

(g)                Evidence of all third party notices and/or consents (including, without limitation, all notices and consents set forth on Schedule 4.3) which may be necessary, in the reasonable opinion of Purchaser and its counsel, for the sale, transfer and conveyance of the Assets to Purchaser.

3.4              Performance by Purchaser at Closing.  At Closing, Purchaser will deliver to Seller the following:

(a)                The cash portion of the Purchase Price, less the Holdback Amount, by cashier's check or wire transfer, payable to Seller as provided in Section 2.2(a);

(b)                The Assignment Agreements, in the form attached as Exhibit B, duly executed by Purchaser;

(c)                The Bill of Sale, in the form attached as Exhibit C, duly executed by Purchaser;

(d)                The Real Property Purchase Agreement, in the form attached as Exhibit D, shall have been previously duly executed by Pro-Dex and delivered to M.D. Glover, Inc.;

(e)                A certificate of the Nevada Secretary of State verifying the formation of Purchaser, dated within fifteen (15) days prior to the Closing Date; and

(f)                 Copies of resolutions of the board of directors of Purchaser authorizing and approving this Agreement and all transactions and agreements contemplated hereby, certified by Secretary of Purchaser.

3.5              Approval of Documents.  Unless otherwise provided herein, all instruments and documents to be delivered will be dated as of the Closing Date and will be reasonably satisfactory to the parties and their respective counsel, as to form and content.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES BY SELLER

Seller, each Seller Shareholder and Malcolm D. Glover, Sr., hereby jointly and severally represents and warrants to Purchaser that the following statements are true and correct on the date hereof, except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof and attached hereto as Exhibit A (the "Disclosure Schedule"):

4.1              Corporate Status.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own or lease its properties and to carry on its business as it is now being conducted.

4.2              Corporate Documents.  Seller has provided Purchaser true, correct and complete copies of its Articles of Incorporation and Bylaws, including all amendments thereto, and true, correct and complete copies of the minutes of all directors' and shareholders' meetings and the stock record books and stock certificate books of Seller.

4.3              Authority to Perform Agreement.  Seller has the power to enter into this Agreement and to carry out its obligations hereunder, and the execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of the shareholders and board of directors of Seller.  The execution and performance of this Agreement does not violate, or result in a beach of, or constitute a default under, any judgment, order or decree to which Seller or any of the Assets may be subject.  Such execution or performance does not constitute a violation of or conflict with any duty to which Seller is subject or any provision of the Articles of Incorporation or Bylaws of Seller.  Neither the exercise and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with the terms and provisions hereof, will result in the creation or imposition of any lien, charge or encumbrance upon any of the property of Seller pursuant to the terms of, or conflict in any way with the provisions of, or constitute a default under, or require the consent of any other party to, any indenture, mortgage, deed of trust, agreement, lease, or other instrument to which Seller is a party or by which it may be bound or to which it, the Business or any of the Assets may be subject, except for the consents or approvals of those Persons identified on Schedule 4.3, which consents or approvals have been obtained.  Except as set forth on Schedule 4.3, neither the execution of this Agreement nor consummation of the sale of the Assets hereunder (a) requires notice to or the approval or consent of any (i) Governmental Authority having jurisdiction over the Business or (ii) any party to any agreement with Seller, as a condition to (A) the continuance of Seller's conduct of its business or (B) the continuance by Purchaser of the Business, nor (b), to Seller's Knowledge, adversely affects relationships, as historically enjoyed up to the Closing Date, with current customers of the Business after the sale, transfer and conveyance of the Assets in accordance with this Agreement.

4.4              Financial Statements.  Seller has provided Purchaser with a balance sheet of Seller as of June 30, 2005 (the "Financial Statement Date"), prepared in house by Seller, a copy of which is attached hereto as Schedule 4.4 (the "Financial Statements"), and such other financial information, corporate records and documents material to the operation of Seller's business as Purchaser has reasonably requested.  The Financial Statements are true and correct in all material respects and present fairly the financial condition and results of operations of Seller for the period specified.  The books of account from which the Financial Statements were prepared accurately reflect all of the items of income and expense, all assets and liabilities, and all accruals.  Seller has no undisclosed depreciable assets, and all depreciation and investment credit taken for tax purposes is disclosed on the Financial Statements.  Purchaser acknowledges Seller has permitted Purchaser's representative full access to examine and test Seller's books of account from which the Financial Statements were prepared.

4.5              Liabilities.  Seller has no liabilities or obligations of any nature or of any amount whatsoever, whether accrued, absolute, liquidated or unliquidated, contingent or otherwise, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller which might give rise to obligations or liabilities of Seller, except:

(a)               to the extent reflected in the Financial Statements and not already paid or discharged,

(b)              those that have been or will be incurred in or as a result of the normal and ordinary course of business consistent with past custom and practice since the Financial Statement Date, and

(c)               those expressly approved in writing by Purchaser.

4.6              Litigation.  Except as set forth on Schedule 4.6, there are no actions, suits, claims, proceedings or investigations pending or, to Seller's Knowledge, threatened against or affecting Seller at law or in equity or before or by any Governmental Authority.  Except as set forth on Schedule 4.6, Seller is not subject to or in default with respect to any order, writ, injunction or decree of any Governmental Authority.  Seller has complied in all material respects with all laws, regulations and orders applicable to its business or properties.  None of the actions, suits, claims, proceedings and investigations disclosed on Schedule 4.6 could result in any adverse change in the business, financial condition, operations, results of operations or future prospects of the Business, or impair the value of the Assets.

4.7              Stockholder, Officer and Employee Claims.  No stockholder, officer or employee of Seller has any claim or claims against Seller, and Seller is not obligated or liable to any such persons in any way or for any amounts except compensation due to employees in the ordinary course of business and except as disclosed in the Financial Statements.

4.8              Contracts.  Schedule 4.8 lists the following contracts and other agreements to which Seller is a party:

(a)               Any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $1,000 per year;

(b)               Any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of time of more than one year, result in a material loss to Seller, or involve the payment of consideration in excess of $1,000 during the term of such agreement;

(c)                Any agreement concerning a partnership or joint venture;

(d)                Any agreement concerning any license, sublicense or other permission in or to the Purchased Intellectual Property;

(e)                Any outstanding purchase orders;

(f)                Any agreement (or group of related agreements) under which Seller has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any lease obligation, in excess of $1,000 or under which it has imposed or granted a security interest on any of its assets, tangible or intangible;

(g)                Any agreement concerning confidentiality or noncompetition;

(h)                Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

(i)                  Any collective bargaining agreement;

(j)                 Any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $1,000, or providing severance benefits, or which requires more than thirty (30) days notice of termination;

(k)                Any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees;

(l)                 Any agreement under which the consequences of the default or termination could have a material adverse affect on the business, financial condition, operations, results of operations or future prospects of Seller; or

(m)               Any other agreement (or group of related agreements), the performance of which involves consideration in excess of $1,000.

Seller has delivered to Purchaser a correct, complete and fully executed copy of each written agreement listed in Schedule 4.8, and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.8.  With respect to each such agreement:  (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated in this Agreement; (iii) no party is in breach or default under the agreement, and to the Seller's Knowledge, no events or circumstances have occurred which could reasonably be anticipated to create a default under the agreement; and (iv) no party has reputed any provision of the agreement.

4.9              Tax Returns.  Seller has filed with the appropriate Governmental Authorities all tax and related returns required to be filed by it, and such returns accurately reflect the taxes payable.  All federal, state, local, county, franchise, sales, use, excise, property and other taxes which are due and payable have been duly paid; and no reserves for unpaid taxes have been set up or are required on the basis of the facts and in accordance with generally accepted accounting principles, except as reflected in the Financial Statements.  There are no unpaid assessments or proposed assessments of federal income taxes pending against Seller; and there are no federal, state or local tax audits or disputes pending or threatened.  Seller has never filed a consent under Section 341(f) of the Internal Revenue Code.  Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  No claim has been made by an authority in a jurisdiction where Seller does not file tax returns that Seller may be subject to taxation by that jurisdiction.

4.10          Leases.  Seller does not own, and has never owned, any real property.  All properties currently leased by Seller are set forth on Schedule 4.10.  None of the buildings, structures or other appurtenances or improvements on said real property (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation or encroaches on property of others.  No condemnation proceeding is pending or threatened which would preclude or impair the use of any of such real property for the purpose for which it is currently used.  Each lease set forth on Schedule 4.10 is in full force and effect, all rents and additional rents due to date have been paid, no default thereunder exists or has been claimed, and the consummation of the transactions contemplated by this Agreement will not create a default thereunder.

4.11          Environmental.  All real properties leased currently or at any time in the past by Seller (the "Real Property"), are identified by address on Schedule 4.11.  Except as set forth on Schedule 4.11:

(a)                the Real Property has been maintained and operated by Seller in compliance with all applicable Environmental Laws;

(b)              all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Seller under any Environmental Law in connection with the Real Property have been obtained or filed;

(c)               there are no past, pending or, to Seller's Knowledge, threatened investigations, proceedings, notice of violation or other claims against Seller with respect to any Real Property relating to the presence, release, threatened release or remediation of any Hazardous Material or pollutant for non-compliance with any Environmental Law or the environmental condition of any such property; Seller is not, and, to Seller's Knowledge, no prior owner or operator of any Real Property is, the subject of any liabilities under Environmental Laws; and there are no liens, deed restrictions, notice or registration requirements or other limitations applicable to the Real Property based upon any Environmental Laws;

(d)              during any period in which Seller leased or otherwise controlled the Real Property, no conditions or circumstances at any time in, at, on, under, a part of, involving or otherwise related to the Real Property exist or have existed, including without limitation the off-site disposal of Hazardous Materials, that could currently or in the future give rise to any remedial action against Seller or Purchaser under, or impose any liability on Seller or Purchaser with respect to, any Environmental Law; there are no underground storage tanks located in, at, on, or under the Real Property; and there are no PCBs, lead paint, asbestos, and materials, articles and products containing PCBs, lead paint or asbestos located in, at, on or under the Real Property;

(e)               Seller has not received any notice or claim that Seller is or may be liable to any Person as a result of any Hazardous Material generated, treated or stored in connection with the ownership, use or operation of the Real Property; and

(f)                no conditions or circumstances exist or have existed, and no activities are occurring or have occurred, that are resulting or have resulted in the exposure of any person or property to a Hazardous Material such that Seller or Purchaser may in the future be liable to such person or to the owners of such property for personal or other injuries or damages resulting from such exposure.

4.12          Title to Assets.  Except as disclosed on Schedule 4.12, Seller has good and marketable title to all of the Assets, free and clear of any and all mortgages, liens, pledges, privileges, charges or encumbrances of every kind, nature and description; all tangible properties which comprise the Assets are in Seller's possession or custody or under its control; and all of its operating properties which comprise Assets are in good operating condition and repair.

4.13          Accounts Receivable.  All the accounts receivable of Seller reflected in the Financial Statements have been collected or are good and collectable in the aggregate recorded amounts thereof (less a reasonable amount for doubtful accounts), can reasonably be anticipated to be paid in full after good faith collection efforts, and are subject to no set-offs or counterclaims.  Seller will be obligated to reimburse Purchaser for uncollectible accounts which are included in the Assets in accordance with Section 6.1 below.

4.14          Inventory.  All of the inventory of Seller reflected in the Financial Statements was in existence at the date thereof.  All such inventory and all inventory items acquired since the date of the Financial Statements are of good and merchantable quality and are usable in the ordinary course of Seller's business except for damage or deterioration adequately covered by insurance or by claims against financially responsible third parties.  Such inventories were valued at the lower of cost or net realizable value and were determined in accordance with generally accepted accounting principles consistently applied.

4.15          Intellectual Properties.

(a)                "Intellectual Property" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patented or patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, and other indicators of origin of products and services (whether or not any of the items listed in this subsection (vi) are registered or registerable and including, without limitation, all right, title and interest in and to the name "Astromec"); (vii) World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

(b)               Each item of Intellectual Property owned or used by Seller immediately prior to the Closing will be owned or available for use by Purchaser on identical terms and conditions immediately following the Closing.  Seller has taken all necessary action to maintain and protect each item of Intellectual Property owned or used by it.

(c)                Seller does not own or use any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority at any time, including, without limitation, the United States Patent and Trademark Officer or any foreign equivalent.

(d)              Schedule 4.15 lists all Intellectual Property that the Seller has the right to use pursuant to license, sublicense, agreement or permission. Seller has delivered to Purchaser true, correct and complete copies of all licenses, agreements and permissions for the Intellectual Property listed on Schedule 4.15.

(e)                Seller is not infringing or otherwise acting adversely to the right of any other Person under, or in respect to, any Intellectual Property including, without limitation, any patent, license, trademark, trade name, service mark, copyright or similar intangible right of any other Person.

4.16          Employees Benefits.  Schedule 4.16 lists all pension, retirement, profit sharing, deferred compensation, employee stock ownership, stock option, severance, bonus, commission, incentive, life insurance, health and benefit plans or arrangements established, maintained or adopted by Seller that are currently in force ("Benefit Arrangements").  Complete, accurate copies of all documents relating to the establishment, terms or funding of such Benefit Arrangements (including contracts or agreements with trustees and insurance companies) have been provided to Purchaser.  No accumulated funding deficiency exists and no waiver of the minimum funding standards of Section 412 of the Code has been requested with respect to a Pension Plan (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code.  Seller has received no notice of a claim of "withdrawal liability" as defined in Section 4201 of ERISA.  No employee Benefit Plan (within the meaning of Section 3(3) of ERISA) has engaged or become involved in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) to which an exemption did not apply.  No Welfare Plan (as defined is Section 3(1) of ERISA) provides benefits for former employees or their dependents except as required by Section 4980B of the Code.  Each Benefit Arrangement has been and is maintained, operated and administered in all material respects in compliance with its terms and any related documents or agreements, and in all material respects in compliance with all applicable laws and regulations, including the due submission of all required filings and reports.  To the Seller's Knowledge, there is no pending or threatened assessment, complaint, proceeding, or investigation of any kind with respect to any Benefit Arrangement, or any material claims for benefits or expenses under such arrangements.  With respect to each of the Employee Benefit Plans, Seller has delivered to Purchaser true and complete copies of each of the following documents:  (i) a copy of the plan (including all amendments thereto); (ii) a copy of the annual report, if required under ERISA, with respect to the plan for the last two years; (iii) a copy of the actuarial report, if required under ERISA, with respect to the plan for the last two years; (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modification, if required under ERISA, with respect to the plan, and all material employee communications relating to such plan; (v) if the plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all contracts relating to the plan, including without limitation service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) the most recent determination letter received from the IRS with respect to the plan, if any.  Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified, and each trust maintained in connection with such plan is exempt from tax under Section 501(a) of the Code.

4.17          Employment Practices.  Schedule 4.17 lists all of the employees of Seller, and their current compensation rates.  Seller has not received notice of any material violation of any federal or state law respecting employment or employment practices, terms and conditions of employment and wages and hours.  Seller is not engaged in any unfair labor practice.  There are no collective bargaining agreements which restrict Seller from carrying out the terms of this Agreement; and Seller has no contract with any of its employees which cannot be terminated without penalty on no more than ten (10) days' notice.

4.18          No Broker.  Seller has not employed any broker, finder or agent, nor otherwise become in any way obligated for any broker's, finder's or agent's or similar fee with respect to the transactions contemplated by this Agreement.

4.19          Insurance.  Schedule 4.19 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

(a)               the name, address, and telephone number of the agent;

(b)               the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)               the policy number and the period of coverage;

(d)              the scope (including an indication of whether the coverage was on a claim made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)               a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy:  (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving or notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.  Seller has been covered during the past six (6) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.  Schedule 4.19 describes any self-insurance arrangements affecting Seller.

4.20          Subsidiaries.  Seller does not own any capital stock of any other corporation or any interest in any other Person.

4.21          Licenses, Permits, Etc.  Except as disclosed in Schedule 4.21, the conduct of the Business is not dependent on any governmental or private license, permit or other authorization, and the consummation of the transactions contemplated by this Agreement will not terminate or adversely affect any such license, permit or authorization.

4.22          Absence of Certain Events, Circumstances, Etc.  Since the Financial Statement Date, Seller has not (a) incurred any obligation or liability, whether absolute or contingent, except obligations and liabilities incurred in the ordinary course of Seller's business; (b) discharged or satisfied any lien or encumbrances or paid any obligation or liability whether absolute or contingent, other than current liabilities having become due and payable since that date in the ordinary course of Seller's business and obligations and liabilities under contracts referred to in the exhibits annexed hereto; (c) made or agreed to make any wage, salary or employee benefit increases for full time employees; (d) sold or transferred any of its tangible or intangible assets or canceled any debts or claims, except, in each case, in the ordinary course of business; (e) sold, assigned or transferred any patents, patent applications, patent rights, licenses, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, copyright applications or any similar rights; (f) suffered any losses that would have a materially adverse effect on the business or financial condition of Seller, or waived any rights of substantial value; (g) suffered any loss, damage or destruction to any of its properties due to fire or other casualty whether or not insured, which loss, damage or destruction materially and adversely affects its business, properties or operations; (h) issued or sold or agreed to issue or sell any shares of its capital stock or any other securities or reclassified or agreed to reclassify its capital stock; (i) mortgaged, pledged or subjected to lien, charge or other encumbrance any of its tangible or intangible assets, except the lien of current real and personal property taxes not yet due and payable or purchase money or similar liens incurred in the ordinary course of business; (j) made or agreed to make capital expenditures; (k) declared or paid a dividend or transferred property or loaned any money or agreed to loan money to any of its directors, officers or employees; (l) amended its Articles of Incorporation or Bylaws; (m) conducted its business otherwise than in its ordinary and usual manner; or (n) become aware of an event, transaction or circumstance which does or could materially adversely affect its condition (financial or otherwise), assets, liabilities, earnings, business or operations.

4.23          Disclosure.  Neither this Agreement nor any of the Attachments, Schedules or Exhibits attached to this Agreement contains any untrue statement of any material fact or omits to state any material fact required to be stated herein or therein, or necessary in order to make the statements contained herein or therein not misleading.  To the Seller's Knowledge, there is no fact which materially adversely affects, or in the future may (so far as Seller can now reasonably foresee) materially adversely affect the Assets or the prospects or condition (financial or otherwise) of the Business, which fact has not been disclosed in writing to Purchaser prior to the date hereof or set forth herein or in the Schedules attached to this Agreement.

4.24          Directors and Officers.  Schedule 4.24 lists as of the date of this Agreement all of the directors and officers of Seller.

4.25          Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Seller.

4.26         Condition of Buildings and Equipment.  All of the buildings leased by Seller and all of the equipment of Seller are in good operating condition and repair and to the Seller's Knowledge are in conformity with all applicable ordinances and regulations and building, zoning, and other laws.

4.27          Purchase of Astro Mec Motors Assets.  On or around November 5, 1985, Seller consummated a transaction with Astro Mec Motors, Inc., a California corporation ("Astro Mec CA") whereby Seller purchased substantially all of the assets of Astro Mec CA (the "Astro Mec CA Transaction").  Seller has no documentation regarding the Astro Mec CA Transaction, except for a copy of the Bill of Sale without copies of exhibits referenced therein.  Seller has good and marketable title to all of the assets purchased in the Astro Mec CA Transaction, free and clear of any and all mortgages, liens, pledges, privileges, charges or encumbrances of every kind, nature and description.

4.28           Bulk Sales Law.  Seller is not subject to the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES BY PURCHASER

Purchaser represents and warrants to Seller that the following statements are true and correct on the date hereof:

5.1              Organization in Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

5.2              Authority to Perform Agreement.  Purchaser has the corporate power to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement, the payments provided for herein, and the consummation of transactions contemplated hereby, have been duly authorized by Purchaser's board of directors, and no other corporate proceeding on the part of Purchaser is necessary to authorize Purchaser's officers to perform this Agreement and the transactions contemplated herein.

ARTICLE VI
COVENANTS

6.1              Reimbursement for Uncollectible Accounts.  Seller will indemnify and hold Purchaser harmless from any accounts receivable included in the Assets which become more than one hundred eighty (180) days past due (in addition to any obligation to indemnify created under Article VII below), to the extent such uncollectible accounts exceed reserves for bad debts as reflected in Seller's Financial Statements.  Purchaser may, at its option, offset against the Holdback any and all amounts to which Purchaser is entitled pursuant to this Section 6.1 in accordance with Section 7.4, provided Purchaser has in good faith attempted to collect any account receivable it proposes to offset.  If an account receivable is offset pursuant to the preceding sentence, such account receivable shall be assigned by Purchaser to Seller.

6.2               Further Action.  If at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Purchaser and Seller will take such further action (including the execution and delivery of such further instruments and documents) as the other party to this Agreement reasonably may request, all at the sole cost and expense of the requesting party unless the requesting party is entitled to indemnification thereof under Article VII below.  Seller acknowledges and agrees that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records, tax records, agreements and financial data of any sort relating to the Assets.

6.3               Litigation Support.  If and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or the Assets, the other party will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary or desirable in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party, unless the contesting or defending party is entitled to indemnification therefor under Article VII below.

6.4               Transition.  Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Purchaser after the Closing as such party maintained with Seller prior to the Closing.  Seller will refer all customer inquiries relating to the Business to Purchaser from and after Closing.

6.5               Employees.  Purchaser may need to contract with various key personnel of Seller as of or after the Closing.  Seller shall take all actions reasonably required by Purchaser to assist in this process including, without limitation, providing Purchaser access to all Seller's organizational charts, personnel records (but only to the extent a particular employee has executed a written release with respect to providing Purchaser such personnel records) and payroll records and by allowing and encouraging Seller's employees to meet with Purchaser's representatives.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall have no obligation of any kind with respect to any of Seller's employees. Seller shall be solely responsible for the termination and any related costs of all Seller's employees who are terminated or whose employment is otherwise adversely affected by Seller's execution of this Agreement or the transactions contemplated hereby.

6.6               Non-Competition.

(a)                As further consideration for the purchase and sale of the Assets and the other transactions contemplated by this Agreement, during the period commencing on the Closing Date, and ending on the date which is four (4) years thereafter (the "Restricted Period"), neither the Seller nor any Seller Shareholder nor Malcolm D. Glover, Sr. nor William Rhea Gustafson (Seller Shareholders, Malcolm D. Glover, Sr., and William Rhea Gustafson, collectively, the "Non-Competing Shareholders") shall, in any Restricted Territory, directly or indirectly:

(i)                  engage in any business, activity, or enterprise competitive with or substantially similar to the Business, including, without limitation, in the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any electric motor, or engage or invest in, own, manage, operate, finance, control, solicit business related to, or participate in the ownership, management, operation, financing, or control of, be employed by, lend its name or any similar name, or lend its credit to, or render services or advice to, any Person engaged in any business, activity or enterprise competitive with the Business including, without limitation, in the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any electric motor;

(ii)                on behalf of itself or any other Person, recruit or solicit any person who has been an employee, representative, consultant or agent of Purchaser or former employee of Seller hired by Purchaser, to terminate his or her employment with Purchaser;

(iii)               solicit, call upon, or attempt to communicate with any customer, former customer, or prospective customer of Purchaser or Seller for the purposes of manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any electric motor; provided, however, that Seller or a Non-Competing Shareholder may solicit, call upon, or attempt to communicate with any customer, former customer, or prospective customer of Purchaser or Seller pursuant to specific written authorization from an officer of Purchaser.  For purposes of this paragraph, "contact" means interaction between Seller, a Non-Competing Shareholder, or any officers, directors, employees or agents (directly or indirectly) of Seller or a Non-Competing Shareholder, and the customer, former customer or prospective customer which takes place to further the business relationship, or performing of services, on behalf of Seller or a Non-Competing Shareholder.

(b)               Seller and Non-Competing Shareholders shall be deemed to be competing with Purchaser in violation of Section 6.9(a) if any thereof, or any Affiliate of the Seller or Non-Competing Shareholders, is engaged or participates in any activity or activities described in Section 6.9(a), directly or indirectly, whether for its own account or for that of any other Person, and whether as a shareholder, partner or investor controlling any such entity or as principal, agent, representative, proprietor or partner, or in any other capacity; provided, however, that nothing herein shall prohibit purely passive investments in any business so long as the aggregate interest represented by such investments does not exceed one percent (1%) of any class of the outstanding debt or equity securities of said business.

(c)                Because a breach, or failure to comply with, this Section 6.9 will cause irreparable injury to Purchaser for which there is no adequate remedy at law and the exact amount of which will be difficult to ascertain, if Seller, a Non-Competing Shareholder or any Affiliate of Seller or of a Non-Competing Shareholder, should in any way breach, or fail to comply with, the terms of this Section 6.9, Purchaser shall be entitled to seek and obtain an injunction restraining such Seller, Non-Competing Shareholder and/or its Affiliate(s), as applicable, from any such breach or failure without having to prove monetary damages.  All remedies expressly provided for herein are cumulative of any and all other remedies now existing at law or in equity, to the extent permitted under applicable law.  Purchaser shall, in addition to the remedies herein provided, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained herein without the necessity of proving actual damages.  Resort to any remedy provided for hereunder or provided for by law shall not preclude or bar the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by Purchaser of monetary damages and compensation, including, without limitation, its right to indemnification pursuant to Article VII.

(d)               If any provision of this Section 6.9 shall finally be judicially determined to be invalid, ineffective or unenforceable, such determination shall apply only in the jurisdiction in which such adjudication is made and every other provision of this Section 6.9 shall remain in full force and effect.  The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended, to the extent permitted under applicable law, to effect the original purpose and intent of the invalid, ineffective or unenforceable provision (and if such provision governs the duration of the Restricted Period or geographic scope of the Restricted Territory, such provision shall be amended to reduce such duration or scope, as applicable, as minimally as possible so that such provision is valid, effective and enforceable for the longest period of time and fullest geographic area as is adjudged permissible for such provision to be valid, effective and enforceable); provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(e)               Seller and each Non-Competing Shareholder acknowledges that the duration of the Restricted Period, the geographic scope of the Restricted Territory, and the scope of restricted activities described in Section 6.9(a) are reasonable and necessary to protect the legitimate business interests of Purchaser in view of the nature of the Business, the nature of the business in which Purchaser is engaged, and the nature of the transactions contemplated by this Agreement.  Seller and Non-Competing Shareholders understand that the foregoing restrictions will significantly limit or bar its or his ability to engage in business related to the Business, but nevertheless believes that it or he has received and will receive, directly or indirectly, sufficient consideration and other benefits pursuant to this Agreement to clearly justify such restrictions.

6.7              Name Change.  Within two (2) business days of the Closing Date, Seller shall stop using the name "Astromec," "Astro Mec" or similar names, or any other trade names or trademarks being purchased by Purchaser hereunder, and from and after such date, Seller shall not use such name or any similar names.  Within such two (2) business day period, Seller shall file an amendment to its Articles of Incorporation with the Nevada Secretary of State changing its name in accordance with the first sentence of this Section 6.7.

6.8              Audit Preparation.  Seller and each Seller Shareholder shall provide or otherwise make available to Purchaser any and all instruments, documents and information reasonably necessary, and provide such other assistance as may be reasonably requested by Purchaser, for Purchaser's auditors to prepare audited financial statements in compliance with generally accepted accounting principles (including, without limitation, an audited balance sheet and statement of income) for Seller's fiscal year ended December 31, 2005.

ARTICLE VII
INDEMNIFICATION OF PURCHASER

7.1              Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants contained in this Agreement shall survive the Closing.

7.2              Indemnity for the Benefit of Purchaser.  Seller, each Seller Shareholder, and Malcolm D. Glover, Sr., jointly and severally agree to and shall indemnify Purchaser and hold Purchaser harmless from and against the following:

(a)                For a period of two (2) years from the Closing Date:

(i)                   any and all Losses or Liabilities resulting from any misrepresentation made, or breach of warranty given or covenant made by Seller in this Agreement, except those set forth in Sections 4.9, 4.11, 4.12 and 4.15;

(ii)                any and all Losses or Liabilities resulting from any action, suit, claim, proceeding or investigation disclosed on Schedule 4.6; and

(iii)               any and all Losses or Liabilities incurred by, arising out of, or relating in any way to matters pertaining to the conduct of the Business which have arisen or may arise because or as a result of any fact, event or transaction existing or occurring on or before the Closing Date, regardless of when the cause of action thereof shall be deemed to arise.

(b)               For the applicable statute of limitations:

(i)                 any and all Losses or Liabilities resulting from any misrepresentation made, or breach of warranty given or covenant made in Sections 4.9, 4.11, 4.12 and 4.15.  The indemnity of Seller, each Seller Shareholder and Malcolm D. Glover, Sr., hereunder shall extend to any federal, state or local tax liability of Seller of any nature whatsoever, including but not limited to any deficiency or governmental charge which arises by virtue of the adjustment, disallowance or inclusion of any item for tax purposes, and which is occasioned by adjustments for tax years (or portions thereof) prior to the Closing Date.  The indemnification for tax liabilities contained herein shall bind the Seller, notwithstanding any qualifications to Seller's representations under Section 4.9, or any other provision of this Agreement;

(ii)                notwithstanding the representations and warranties set forth in Section 4.11 or any disclosures on the Disclosure Schedule related thereto, any and all Losses or Liabilities resulting from or related to any Environment Law with respect to any Real Property or the Business, whether such Loss or Liability results from acts or activities of any Person prior to, on or after the Closing Date, except to the extent such Loss or Liability results from the activities of Purchaser after the Closing Date with respect to the Real Property or the Business; and

(iii)               any and all Losses and Liabilities resulting from fraud or a knowing and intentional misrepresentation on the part of Seller.

7.3              Indemnity for the Benefit of Seller.  Purchaser agrees to and shall indemnify Seller and hold Seller harmless from and against the following:

(a)                For a period of two (2) years from the Closing Date:

(i)                 Any and all Losses and Liabilities resulting from any misrepresentation made or breach of warranty given or covenant made by Purchaser in this Agreement; and

(ii)                Any and all Losses and Liabilities incurred by, arising out of, or relating in any way to matters pertaining to the conduct of the business of Purchaser which may arise because or as a result of any fact, event or transaction occurring after the Closing Date, except for claims which are subject to Seller's indemnification obligations under Section 7.2.

(b)               For the applicable statute of limitations, any and all Losses and Liabilities resulting from fraud or a knowing and intentional misrepresentation on the part of Purchaser.

7.4              Right of Offset.  In addition to any other remedies which Purchaser may have against the Seller, Seller Shareholders or Malcolm D. Glover, Sr. at law, in equity or pursuant to this Agreement, Purchaser may, at its option, offset against the Holdback Amount any and all amounts with respect to which Purchaser is entitled to indemnification pursuant to this Article VII, regardless of when the claim for indemnification shall be deemed to arise.  Purchaser shall exercise its right of offset by notifying Seller that Purchaser is reducing the Holdback Amount anytime prior to the payment of the Holdback Amount to Seller in accordance with Section 2.2(b).

7.5             Notice.  If a party shall claim any right of indemnity under Sections 7.2 or 7.3, the party shall give the other party a written notice of such claim, setting forth in reasonable detail the facts giving rise to the claim and the amount of liability asserted by reason thereof.

7.6              Matters Involving Third Parties.

(a)                If any third party shall notify either party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this Article VII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b)               The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)                So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.6(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which shall not be withheld unreasonably.

(d)               If any of the conditions in Section 7.6(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses and Liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VII.

7.7              Amount of Damages.  Each party agrees that the amount of any Liabilities or Losses claimed by it under the indemnity provided in this Article VII shall be a net amount after adjustment for any benefit to such party from insurance receipts from third parties or offsetting tax advantages.

7.8              Resolution of Disputes.  Any dispute arising under or related to this Agreement shall be resolved by arbitration submitted before the Judicial Arbitration and Mediation Services, Inc. ("JAMS") in accordance with the Streamlined Arbitration Rules & Procedures of JAMS, in Orange County, California.  The arbitration hearing shall be conducted by a single neutral arbitrator, who shall be an active California State Bar member in good standing.  In addition to all other powers, the arbitrator shall have the right to determine all issues of arbitrability and shall have the authority to issue subpoenas.    The parties shall be entitled to only the following limited discovery:

(a)                each party shall exchange all documents relevant to the subject matter of the dispute;

(b)               each party shall be entitled to one deposition limited to four hours;

(c)                each party may serve one set of interrogatories limited to 15 interrogatories including subparts;

(d)               each party may make application to the arbitrator to order the deposition of a witness to be taken for use as evidence and not for discovery if (i) the witness cannot be compelled to attend the hearing, or, (ii) if such exceptional circumstances exist as to make it desirable in the interest of justice and with due regard to the importance of presenting the testimony of witnesses at the hearing to allow the deposition to be taken.

All discovery shall be completed within ninety (90) calendar days after the request for arbitration is filed with the appropriate authorities and the first hearing date shall be set for no later than thirty (30) calendar days after the completion of discovery.  The arbitrator may extend such period for any reason, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness.  The deposition set forth in subsection (b) above may be taken by either party upon seven (7) calendar days written notice.  All disputes relating to discovery that cannot be resolved by the parties shall be submitted to the arbitrator, whose decision shall be conclusive, final and binding upon the parties.  The prevailing party in any such arbitration shall be entitled to any award of its reasonable attorneys' fees and costs.  Any party shall be entitled to file an action in Orange County Superior Court, or in any other court which shall have jurisdiction over the parties of this Agreement, to compel or aid in the arbitration, or for injunctive relief.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.

ARTICLE VIII
MISCELLANEOUS

8.1              Notices.  All notices, requests, demands, and other communications called for by this Agreement shall be in writing and shall be deemed to have been given if delivered or mailed first class, postage prepaid:

If to Seller, to:
Astromec
5 University Circle
Rancho Mirage, California 92270
Attn: Malcolm Glover

With copy to:
Malcolm Glover, Jr.
9475 King Road
Loomis, California  95650

And a copy to:
Robison, Belaustegui, Sharp & Low
71 Washington Street
Reno, Nevada 89503
Attn: F. DeArmond Sharp, Esq.

If to Purchaser, to:
Pro-Dex, Inc.
151 East Columbine Avenue
Santa Ana, California 92707
Attn: Patrick Johnson

With copy to:
Rutan & Tucker, LLP
611 Anton Blvd., 14th Floor
Costa Mesa, California 92626-1931
Attn: Thomas J. Crane

A party's notice address set forth above may be changed by providing written notice to the other party of such change in accordance with this Section 8.1.

8.2              Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.3              Headings.  The headings of the several articles and sections herein are inserted for convenience of reference only and are not intended to be a part of, or affect the meaning or interpretation of, this Agreement.

8.4               Parties in Interest.  This Agreement shall benefit and bind the parties and their respective successors, heirs and assigns.

8.5             Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California, without reference to the choice of law principles thereof.

8.6              Amendment.  This Agreement may be amended at any time by written instrument executed by both Seller and Purchaser.

8.7              Entire Agreement.  This Agreement, including the agreements contemplated hereby and attached as Exhibits hereto, contain the entire understanding of the parties relating to the subject matter hereof and supersede any prior agreements, written or oral, with respect to the same subject matter.  The Attachments, Exhibits and Schedules identified in this Agreement are incorporated in and made a part of this Agreement by reference.

8.8              Expenses.  Each party shall separately bear the expenses incurred by it in connection with this Agreement; provided, however, that if either party shall commence legal action to specifically enforce or otherwise seek redress under or for breach of this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees therein, including costs and fees incurred in any appellate proceeding.

8.9              Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof.  All such waivers shall be in writing and no waiver by any party of any default, misrepresentation, or breach of representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties an no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of the Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The parties intend that each representation, warranty and covenant contained in this Agreement shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of their relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

8.11           Termination.  Should the sale not close on or before January 5, 2006 (which date may be extended by written agreement between the parties), the parties shall each be relieved of any obligation to the other and each party shall be responsible solely for the payment of its own costs and attorneys' fees.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Purchaser, Seller and Seller Shareholders have executed this Asset Purchase Agreement as of the date and year first above written.

PURCHASER:	PRO-DEX ASTROMEC, INC., a Nevada corporation /s/ Patrick Johnson Patrick Johnson, President

SELLER:	ASTROMEC, INC., a Nevada corporation /s/ William Rhea Gustafson William Rhea Gustafson, President and Secretary
SELLING SHAREHOLDERS:	/s/ Malcolm D. Glover, Jr. Malcolm D. Glover, Jr.

M.D. Glover, Inc., a Nevada corporation
/s/ Malcolm D. Glover, Sr. Malcolm D. Glover, Sr., President, Secretary and Treasurer

The undersigned hereby agrees to his performance pursuant to Section 6.6, Article IV and Article VII of this Agreement.

/s/ Malcolm D. Glover, Sr. Malcolm D. Glover, Sr.

The undersigned hereby agrees to his performance pursuant to Section 6.6 of this Agreement.

/s/ William Rhea Gustafson William Rhea Gustafson